UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 14, 2016

AgroFresh Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)

One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA (Address of principal executive offices)	19106 (Zip code)

(267) 317-9139

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                         Written communications pursuant to Rule 425 under the Securities Act

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 14, 2016, AgroFresh Solutions, Inc. (the “Company”) announced the appointment of Jordi Ferre as Chief Executive Officer of the Company, with an anticipated effective date of October 3, 2016 (the “Effective Date”). Mr. Ferre was also appointed to serve on the Company’s board of directors (the “Board”), as a Class I director, effective as of the Effective Date.

Mr. Ferre, age 51, has more than 25 years of international experience in the food ingredients industry, most recently serving as the chief operating officer of PureCircle Limited (“PureCircle”), a global leader in natural food ingredients, including stevia sweetener, from June 2014 to the present, and prior to that as PureCircle’s President, Commercial Division from January 2009 to June 2014. Mr. Ferre’s positions prior to joining PureCircle include serving as Vice President, Sales and Marketing, Splenda Sucralose with Tate & Lyle PLC, Vice President, Sales and marketing with Wise Foods, Inc. and Vice President, Marketing/Business Development Americas with Chupa Chups Group.

In connection with his appointment, Mr. Ferre entered into an employment agreement, dated as of July 14, 2016 (the “Employment Agreement”), with the Company. Pursuant to the Employment Agreement, Mr. Ferre will serve as Chief Executive Officer of the Company, reporting to the Board, for an initial term of three years commencing on the Effective Date, with automatic successive one-year renewal terms thereafter unless either party gives notice of non-renewal 30 days prior to the end of the then-current term. Mr. Ferre will also serve on the Board pursuant to the Employment Agreement.

Mr. Ferre will receive an initial base salary of $500,000 per year, subject to annual reviews and potential increases, in the discretion of the compensation committee of the Board (the “Compensation Committee”). Mr. Ferre will receive a one-time bonus of $150,000, payable 90 days following the Effective Date, provided that he is employed by the Company on the date due, as well as reimbursement for up to $50,000 in the aggregate of relocation, temporary living and personal travel expenses. Mr. Ferre will also be entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 100% of his annual base salary, subject to the achievement of performance objectives to be established by the Compensation Committee each year. For 2016, Mr. Ferre’s annual bonus would be pro-rated based on the portion of the year that Mr. Ferre is employed by the Company.

Pursuant to the Employment Agreement, Mr. Ferre will be entitled to receive grants of equity awards under the Company’s 2015 Incentive Compensation Plan (the “Plan”) consisting of (i) shares of restricted stock having a value of $500,000 based on the Company’s closing stock price on the date of grant (the “Closing Stock Price”), and (ii) nonqualified stock options to purchase that number of shares of the Company’s common stock equal to $500,000 divided by the Closing Stock Price, at an exercise price equal to the Closing Stock Price, in each case subject to vesting in three equal annual installments following the commencement of employment. In addition, commencing in 2017 and in each successive year of Mr. Ferre’s employment, he will be entitled to receive equity awards having a total target value of $1,000,000 on the date of grant.

If Mr. Ferre’s employment under the Employment Agreement is terminated by the Company without “Cause” or by Mr. Ferre for “Good Reason” (as such terms are defined in the Employment Agreement), or if the Company elects not to extend the term of employment under the Employment Agreement beyond the then-current term, the Company will be obligated to pay to Mr. Ferre (i) all accrued but unpaid salary and benefits, (ii) an amount equal to 1.5 times his base salary then in effect (unless termination occurs within 12 months of the Effective Date, in which case the amount would be equal to 1.0 times his base salary then in effect), payable in equal installments over a 12-month period, and (iii) the cost of his and his dependents’ coverage under COBRA for an 18-month period. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Ferre’s execution of a release of all claims against the Company, and such release having become irrevocable.

The Employment Agreement contains customary confidentiality provisions, which apply both during and after the term of the Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Employment Agreement and for 18 months thereafter.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On July 14, 2016, the Company issued a press release regarding the appointment of Mr. Ferre. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

10.1	Employment Agreement, dated July 14, 2016, between the Company and Jordi Ferre.
99.1	Press Release issued by the Company on July 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 19, 2016

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name: Thomas Ermi
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated July 14, 2016, between the Company and Jordi Ferre.
99.1	Press Release issued by the Company on July 14, 2016.